EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the StepStone Group Inc. 2020 Long-Term Incentive Plan and 2023 Employee Stock Purchase Plan, of our reports dated May 26, 2023, with respect to the consolidated financial statements of StepStone Group Inc. and the effectiveness of internal control over financial reporting of StepStone Group Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

September 18, 2023